EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-100891 on Form S-8 and Registration Statement No. 333-111064 on Form S-3 of our reports dated March 15, 2005, relating to the consolidated financial statements of Wynn Resorts, Limited and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Wynn Resorts, Limited for the year ended December 31, 2004.

/s/ Deloitte & Touche

Las Vegas, Nevada

March 15, 2005